Exhibit 99.1

      Cincinnati Financial Corporation Reports Second-Quarter 2004 Results

          * Net income at 91 cents per share compared with 50 cents

              * Operating income* up 42.9% to 70 cents per share

       * Property casualty GAAP combined ratio at 91.9%, including 6.5 percentage points from catastrophe losses, with commercial lines combined ratio at 84.4%

                       * Book value at $36.27 per share


    CINCINNATI, July 22 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today reported second-quarter 2004 net income of $155 million, or 91 cents per diluted share, up 83.9 percent from $84 million, or 50 cents per share, in the second quarter of 2003. Net income per share included net realized investment gains of 21 cents in 2004 versus a gain of 1 cent in the second quarter of 2003. Per-share amounts have been adjusted for the 5 percent stock dividend paid June 15, 2004, to shareholders of record on April 30, 2004.

    Revenues from pretax investment income rose 5.6 percent to $121 million for the second quarter. Total revenues advanced $124 million, or 15.6 percent, to $923 million, reflecting 9.6 percent total earned premium growth and substantially higher realized gains.


    Financial Highlights*
      (Dollars in millions, except share data)

                                Second Quarter Ended        Six Months Ended
                                      June 30,                  June 30,
                                  2004         2003         2004         2003

      Income Statement Data
        Net income                $155          $84         $301         $141
        Net realized investment
         gains and losses           36            1           40          (39)
        Operating income*         $119          $83         $261         $180

      Per Share Data (diluted)
        Net income               $0.91        $0.50        $1.77        $0.83
        Net realized investment
         gains and losses         0.21         0.01         0.24        (0.23)

        Operating income*        $0.70        $0.49        $1.53        $1.06
        Cash dividend declared    0.275        0.238        0.55         0.476
        Book value                  -            -         36.27        34.83
        Average shares
         outstanding       170,176,122  169,712,585  170,151,367  169,867,580

     * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 10 of this news release defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).


    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "The excellent results for the first half of 2004 show the steady progress that is the centerpiece of our long-term strategy. These results put us in good shape to achieve even better full-year results than we previously expected. We are entering a period of heightened competition in the commercial insurance marketplace from a position of strength. As planned, we are steadily advancing toward profitability with year-over-year improvements for our personal lines operations. And, our balance sheet's strength continues to generate both short-term income and the potential for long-term appreciation, supporting the financial flexibility that is so valuable to our policyholders and shareholders."


    Six-Month Results

    Net income for the first six months was $301 million, or $1.77 per diluted share, up 113.6 percent from $141 million, or 83 cents per share, in the first six months of 2003. Net income per share included net realized investment gains of 24 cents in 2004 versus losses of 23 cents in 2003. Reflecting the Ohio Supreme Court's November 2003 decision to limit its earlier Scott-Pontzer ruling, six-month results include the first-quarter 2004 release of $32 million pretax ($21 million, or 12 cents per share, after tax) from reserves for uninsured motorist/underinsured motorist (UM/UIM) losses. UM/UIM-related reserve changes had minimal effect on second-quarter 2004 results, and the company believes that UM/UIM-related reserve changes will be immaterial in coming quarters.

    Revenues from pretax investment income rose 4.7 percent to $241 million for the first six months of 2004. Total revenues advanced $288 million, or
19.1 percent, to $1.793 billion, reflecting 11.6 percent total earned premium growth and substantial realized gains.

    With only $1 million in catastrophe losses in the first quarter of 2004, catastrophe losses for the six months totaled $47 million, contributing 3.3 percentage points to the six-month property casualty combined ratio. The impact on after-tax earnings per share for the first half of 2004 was 18 cents. For the first half of 2003, catastrophe losses were $49 million, contributing 3.8 percentage points to the combined ratio, with an effect on earnings per share of 19 cents.

    For the first six months of 2004, statutory net written premiums of the property casualty insurance affiliates rose 7.9 percent to $1.524 billion compared with $1.413 billion last year. Six-month new business written directly by agencies was $167 million, up 7.7 percent over the first six months of last year.



    Property Casualty Insurance Operations
       (Dollars in millions - GAAP)
                                 Second Quarter Ended    Six Months Ended
                                       June 30,              June 30,
                                    2004      2003       2004        2003
      Income Statement Data
        Earned premiums             $717      $656      $1,432      $1,286
        Loss and loss expenses
         excluding catastrophe
         losses                      395       432         806         850
        Catastrophe losses            46        47          47          49
        Commissions                  142       120         296         243
        Underwriting expenses         76        46         133         102
           Underwriting profit       $58       $11        $150         $42

      Ratio Data
        Loss and loss expenses
         excluding catastrophe
         losses                     55.0%     66.2%       56.2%       66.2%
        Catastrophe losses           6.5       7.1         3.3         3.8
        Commissions                 19.8      18.4        20.7        19.0
        Underwriting expenses       10.6       6.7         9.3         7.8
           Combined ratio           91.9%     98.4%       89.5%       96.8%


    For the second quarter, statutory net written premiums of the property casualty insurance affiliates rose 1.1 percent to $734 million compared with $726 million in last year's second quarter. While earned premium growth was not materially affected, the growth rate of statutory net written premiums was slowed by an actuarial adjustment to the estimate of premiums for policies that were in process but not yet booked at quarter-end. On an adjusted basis in both periods, net written premiums rose 7.6 percent to $761 million compared with $707 million in last year's second quarter (see Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 10 of this news release for reconciliation of this and other measures). Second-quarter new business written directly by agencies was $87 million, including $75 million in commercial lines new business and $12 million in personal lines new business.

    Schiff commented, "With reported year-to-date net written premiums up 7.9 percent and new business rising 7.7 percent, we remain comfortable with our expectation of full-year 2004 net written premium growth in the high single digits. Our confidence in our growth outlook is based on agency-by-agency commentary and production results, feedback from our field marketing representatives and account retention trends, as well as the plans for new agency appointments and staffing of new marketing territories.

    "Smaller territories allow our field marketing representatives to stay fully engaged in agency activities, giving us the opportunity to win agency business. So far this year, new marketing territories were staffed in upstate New York, St. Louis, Cleveland and Milwaukee. In addition, imminent staffing of territories in Birmingham, Alabama, and Kansas City, Missouri, will bring the total to 93. Four additional territories have been identified and are waiting for staffing."

    Schiff added, "At the end of the second quarter, we determined that our actuarial model to develop estimates of premium for policies in process did not fully reflect recent success in reducing processing time for new and renewal policy applications. This progress in our underwriting, rating and data entry areas occurred even more quickly than we had anticipated. The reported net written premium growth rate was slowed by a refinement to that estimate in the second quarter, masking the positive underlying business trends."

    The second-quarter 2004 GAAP combined ratio improved 6.5 percentage points to 91.9 percent with the loss and loss expense ratio declining 11.8 percentage points. The commission expense ratio rose by 1.4 percentage points due to higher contingent commissions. The other expense ratio increased by 3.9 percentage points, in part due to higher operating expenses related to improving processing time through investments in technology and staffing. Including a 2.2 percentage-point benefit from the release of the UM/UIM reserves, the first-half 2004 GAAP combined ratio improved 7.3 percentage points to 89.5 percent.

    Schiff continued, "Second-quarter underwriting profitability typically is affected by catastrophe losses, and this year was no different. Policyholders across 18 Midwestern and mid-Atlantic states experienced three periods of severe weather in May. As a result, second-quarter catastrophe losses were $46 million, which contributed approximately 6.5 percentage points to the second-quarter 2004 property casualty combined ratio. The effect on after-tax earnings per share for the second quarter was approximately 18 cents."

    Schiff said, "Teams of experienced claims representatives assisted local staff in several areas with a high concentration of reported claims, including Louisville and Lexington, Kentucky; St. Louis, Missouri; and Canton, Ohio. As in the past, policyholders reported that our local field claims staff and independent agency representatives did an outstanding job, demonstrating our person-to-person approach and the true value of Cincinnati's insurance coverage and service."



    For the comparable 2003 quarter, $47 million in catastrophe losses contributed 7.1 percentage points to the combined ratio, with an impact of 18 cents on earnings per share.



    Commercial Lines
     (Dollars in millions - GAAP)
                                  Second Quarter Ended   Six Months Ended
                                        June 30,             June 30,
                                     2004      2003       2004       2003
      Income Statement Data
        Earned premiums              $520      $472      $1,038      $922
        Loss and loss
         expenses excluding
         catastrophe losses           265       298         541       585
        Catastrophe losses             15        14          16        18
        Commissions                   103        83         216       173
        Underwriting expenses          56        37          94        75
           Underwriting profit        $81        40        $171       $71
      Ratio Data
        Loss and loss
         expenses excluding
         catastrophe losses          50.9%     63.2%       52.1%     63.5%
        Catastrophe losses            3.0       2.9         1.6       2.0
        Commissions                  19.8      17.6        20.8      18.8
        Underwriting expenses        10.7       7.7         9.0       8.0
           Combined ratio            84.4%     91.4%       83.5%     92.3%


    On an adjusted basis in both periods, net written premiums for commercial lines of insurance rose 8.5 percent to $537 million for the second quarter, compared with $495 million in last year's second quarter. Second-quarter commercial lines new business written directly by agencies increased 5.9 percent to $75 million. The second-quarter 2004 commercial lines GAAP combined ratio was 84.4 percent, including 3.0 percentage points from catastrophe losses.

    Schiff commented, "Our commercial lines results clearly demonstrate that agents are bringing us their choice business and working closely with us to ensure that underwriting remains a priority. We are fully staffed with commercial lines underwriters who have acquired the skills to help us balance growth and profitability. As our field marketing representatives focus on new business opportunities, our underwriting team is seeing that we continue to obtain adequate premium at renewal for the risks we cover.

    "While competition in the commercial lines market continues to grow, we see our approach providing us with key advantages. Our agents report that renewal pricing increases are in the low single digits, with property lines softening somewhat and modest increases for casualty-driven lines holding steady. Our advantage lies in a field structure that puts us right where the agent needs us, in particular for the mid-size accounts that require negotiation in today's market. Our field team can react quickly. They can be in the agent's office and the policyholder's place of business, making decisions on the spot to meet the needs of our agents and their quality accounts.

    "As a result, we continue to expect that full-year commercial lines written premiums could grow in the 10 percent range," Schiff added.

    For the first six months of 2004, reported net written premiums for commercial lines of insurance rose 8.6 percent to $1.122 billion, compared with $1.033 billion last year. Six-month commercial lines new business written directly by agencies increased 14.4 percent to $142 million. The commercial lines GAAP combined ratio for the first six months of 2004 was 83.5 percent, including a 3.0 percentage-point benefit from the release of UM/UIM reserves.



    Personal Lines
     (Dollars in millions - GAAP)

                             Second Quarter Ended  Six Months Ended
                                   June 30,            June 30,
                               2004      2003      2004      2003
      Income Statement Data
        Earned premiums       $197      $184      $394      $364
        Loss and loss
         expenses excluding
         catastrophe losses    130       134       265       265
        Catastrophe losses      31        33        31        31
        Commissions             39        37        80        70
        Underwriting expenses   20         9        39        27
           Underwriting
            profit (loss)     $(23)     $(29)     $(21)     $(29)
      Ratio Data
        Loss and loss
         expenses excluding
         catastrophe losses   65.9%     73.1%     67.1%     72.9%
        Catastrophe losses    15.7      17.8       7.8       8.4
        Commissions           19.8      20.2      20.3      19.4
        Underwriting expenses 10.2       5.0      10.0       7.4
           Combined ratio    111.6%    116.1%    105.2%    108.1%


    On an adjusted basis in both periods, net written premiums for personal lines of insurance rose 5.6 percent to $224 million for the second quarter, compared with $212 million in last year's second quarter. Second-quarter personal lines new business written directly by agencies was $12 million, compared with $16 million in last year's second quarter. The second-quarter 2004 personal lines GAAP combined ratio was 111.6 percent, including 15.7 percentage points from catastrophe losses. For the comparable 2003 period, the ratio was 116.1 percent, including 17.8 percentage points from catastrophe losses.

    Schiff commented, "Again in the second quarter, personal lines premium growth was driven by higher premiums per account on renewal business. In addition to rate increases, deductible changes and modifications in policy terms and conditions, we continue to fine tune our rate structure to accomplish two objectives: profitability in all areas of personal lines and marketable prices to attract our agencies' quality accounts. The personal automobile line continues to perform very well. Our progress in the homeowner line can be seen in the 9.1 percentage-point improvement in the loss and loss expense ratio excluding catastrophes compared with a year ago.

    "For the personal lines policyholders who know our agents and our company, retention remains above 90 percent. For new accounts, the agents are guiding us in refinement of our current rate structure while awaiting the introduction of our new personal lines policy processing system in their states. Our focus is to make the rollout of the new Diamond system as smooth as possible. Diamond training for agencies in Michigan and Indiana was completed in the second quarter, with training begun for Ohio agencies in late June. These are three of our largest personal lines states, accounting for 53.1 percent of personal lines premium volume."

    For the first six months of 2004, reported net written premiums for personal lines of insurance rose 5.9 percent to $402 million, compared with $380 million last year. Personal lines new business written directly by agencies for the first six months of 2004 was $25 million, compared with $31 million. Excluding catastrophes, the loss and loss expense ratio for the first six months of 2004 was 67.1 percent, including a 0.2 percentage-point benefit from the release of UM/UIM reserves, compared with 72.9 percent in the first six months of 2003.



    Life Insurance Operations
     (In millions - GAAP)     Second Quarter End  Six Months Ended
                                    June 30,          June 30,
                                 2004     2003     2004     2003

        Earned premiums           $27      $23      $52      $44
        Investment income,
         net of expenses           22       22       44       44
        Other income                1        1        2        1
           Total revenues
            excluding realized
            investment gains
            and losses            $50      $46      $98      $89
        Policyholder benefits      26       23       48       44
        Expenses                   13       12       26       22
             Total benefits and
              expenses            $39      $35      $74      $66
             Income before income
              tax and realized
              investment gains
              and losses          $11      $11      $24      $23
        Income tax                  4        4        8        8
             Income before
              realized investment
              gains and losses     $7       $7      $16      $15


    The Cincinnati Life Insurance Company's second-quarter 2004 net earned premiums increased 17.4 percent to $27 million. Income before realized investment gains and losses increased 4.4 percent over the second quarter of 2003. For the second quarter, net income including net realized capital gains and losses - a performance indicator for Cincinnati Life - rose 51.2 percent to $10 million from $7 million for the comparable 2003 period.

    Cincinnati Life President David H. Popplewell, FALU, LLIF, commented, "Policy face amounts in force grew 8.5 percent since year-end on positive response to our term life insurance product portfolio. Cincinnati Life also experienced strong year-to-date growth in worksite marketing as our property casualty agencies worked to round and protect their commercial lines accounts. The worksite line of life insurance products lets employers offer voluntary benefits to employees."

    For the first six months of 2004, Cincinnati Life's net earned premiums increased 16.8 percent to $52 million. Income before realized investment gains and losses increased 2.9 percent over the first half of 2003. For the six months, net income including net realized capital gains and losses rose to $19 million from $6 million for the comparable 2003 period.



    Investment Operations
      (In millions, pre-tax)
                             Second Quarter Ended  Six Months Ended
                                   June 30,            June 30,
                               2004      2003      2004      2003
      Investment income:
        Interest                62        58      $123      $118
        Dividends              $59       $55       117       111
        Other                    1         2         3         3
        Investment expenses     (1)       (1)       (2)       (2)
           Investment income,
            net of expenses   $121      $114      $241      $230
     Net realized investment
      gains and losses:
        Other-than-temporary
         impairment charges    $(1)     $(17)      $(3)     $(69)
        Realized investment
         gains and losses       53         8        62         9
        Change in valuation
         of embedded
         derivatives             3        11         3         1
           Net realized
            investment gains
            and losses         $55        $2       $62      $(59)


    Consolidated pretax investment income rose 5.6 percent for the second quarter and 4.7 percent for the first six months of 2004, largely due to dividend increases announced over the last 12 months by companies in the equity portfolio and higher interest income due to cash flow invested in the fixed-income portfolio. Dividend increases announced during the 12 months ended June 30, 2004, by Fifth Third Bancorp and 31 other equity holdings will add $16 million to investment income on an annualized basis.

    Net realized investment gains were $55 million in this year's second quarter, primarily due to net gains of $53 million from the sale of securities. In last year's second quarter, net realized investment gains were $2 million, including $17 million in other-than-temporary impairment charges.

    Schiff noted, "As we discussed last quarter, our board and management acted to adjust modestly the equity exposure of the property casualty company portfolio, along with other actions to support our strong policyholder surplus. Sales of equity securities in the second quarter achieved the planned adjustment, with proceeds being reinvested in fixed-income and convertible securities while generating the high realized gains."

    At June 30, 2004, statutory surplus for the property casualty insurance group was $2.884 billion, up $101 million from year-end 2003. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 93.7 percent at June 30, 2004, compared with 114.7 percent at year-end 2003. The company is evaluating its available options to address the holding company status under the Investment Company Act of 1940, as announced on June 28, 2004. Some actions under consideration could increase the property casualty insurance group's statutory surplus and its ratio of common stock to statutory surplus.

    "Our equity approach remains the center of our investing strategy, and, over the longer term, we anticipate continuing to allocate approximately 25 percent to 35 percent of new money to equities on a consolidated basis," Schiff noted.

    During the second quarter, strong operating cash flow and $350 million in net proceeds from security sales led to substantial new investments and a cash balance of $285 million at June 30, 2004. Net purchases of fixed-income securities totaled $255 million, bringing the market value of consolidated fixed-maturity investments to $4.211 billion at June 30, 2004, from $3.925 billion at year-end 2003. The market value of consolidated equity securities was $7.871 billion at June 30, 2004, down from $8.524 billion at year-end 2003, reflecting the equity sales as well as market value fluctuations of the company's equity securities including Fifth Third, the company's largest common stock holding. The company repurchased 25,000 shares of Cincinnati Financial common stock at a total cost of $1 million, or $40.99 per share, during the second quarter. Approximately 5 million shares remain authorized by the board of directors for repurchase.



    Balance Sheet
      (Dollars in millions)
                        Second Quarter Ended    Six Months Ended
                              June 30,              June 30,
                           2004      2003       2004         2003
      Balance Sheet Data
        Total assets         -        -      $15,530      $14,930
        Invested assets      -        -       12,117       11,889
        Shareholders'
         equity              -        -        6,103        5,870
      Ratio Data
        Return on equity,
         annualized       10.1%      6.1%        9.8%         4.9%
        Return on equity,
         annualized,
         based on
         comprehensive
         income           (3.3)     55.2        (0.1)        13.7



    At June 30, 2004, consolidated assets reached $15.530 billion compared with $15.509 billion at year-end 2003. Shareholders' equity was $6.103 billion, or $36.27 per share, compared with $6.204 billion, or $36.85 per share, at year-end 2003, due to lower unrealized gains in the investment portfolio. Total debt declined to $512 million, including $92 million in borrowings on short-term lines of credit, compared with $603 million, including $183 million in borrowings on short-term lines, at year-end 2003.

    "Prior to the announcement on June 28 of our application for exemptive relief from the Investment Company Act, we paid down one of our short-term credit lines and have paid it off since the end of the second quarter. We are working with our lenders to re-establish the facility, which we would access as needed to fund parent-company activities," Schiff said.

    On June 29, Standard & Poor's Rating Service reaffirmed the insurance subsidiaries' AA- (Very Strong) financial strength ratings and counterparty credit ratings as well as the holding company's A credit rating, which it had revised on June 9. Standard & Poor's moved the holding company credit rating closer to its standard notching to reflect the rating firm's guidelines that generally place an insurance holding company's credit rating two or three levels (notches) below the insurer financial strength ratings of the subsidiaries. Notching recognizes that in the event of financial problems, obligations to policyholders would be paid before obligations to creditors.


    Outlook Positive for Second Half of 2004

    Schiff commented, "With softening commercial lines prices and our modest shorter-term expectations for new personal lines business, we are maintaining our full-year 2004 written premium growth target in the high single digits. In light of the strong first half, we now believe we can achieve a full-year 2004 GAAP combined ratio in the range of 92 percent (91.5 percent on a statutory basis), including a benefit of approximately 1 percentage point from our first-quarter UM/UIM reserve release. We also see the potential for investment income growth ahead of the 3.5 percent to 4.5 percent rate we had initially anticipated."

    Schiff added that the outlook for the year assumes catastrophe losses will total between $90 million and $100 million and will affect the combined ratio by approximately 3.0 to 3.5 percentage points over the full year. "Year-to-date catastrophe losses totaled $47 million. Preliminary estimates indicate that we may incur $15 million, net of reinsurance, in catastrophe and other weather-related losses for storms in Illinois and Wisconsin in the first weeks of July.

    "The predictability of our approach to the insurance marketplace is one of our greatest strengths. While we appreciate quarters such as this one when results are exceptional, we don't overreact when they are not. Our true objective is to achieve steady growth while performing as an industry profitability leader over the longer term. We believe this balanced approach benefits our relationships with agents and policyholders, shareholders and company associates, generating dependable results year in and year out. We look to the remainder of 2004 with optimism," Schiff concluded.


    For additional information or to register for this afternoon's conference call, please visit http://www.cinfin.com .

    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at http://www.cinfin.com .


    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:


     * unusually high levels of catastrophe losses due to changes in weather patterns, environmental events or other causes
     * increased frequency and/or severity of claims
     * events or conditions that could weaken or harm the company's relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company's opportunities for growth, such as:
         -- downgrade of the company's financial strength ratings, -- concerns that doing business with the company is too difficult or -- perceptions that the company's level of service is no longer a distinguishing characteristic in the marketplace
     * delays in the development, implementation and benefits of technology enhancements
     * amount of reinsurance purchased and financial strength of reinsurers
     * inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves
     * recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products
     * sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in the market value of Fifth Third Bancorp (Fifth Third) shares, a significant equity holding
     * events that lead to a significant decline in the market value of a particular security and impairment of the asset
     * prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income
     * insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace
     * adverse outcomes from litigation or administrative proceedings
     * not receiving an exemptive order pursuant to the Investment Company Act of 1940 from the SEC, and the resultant changes which would be required in our operations


    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

    Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included in this material.



                          Cincinnati Financial Corporation
                            Consolidated Balance Sheets

      (Dollars in millions except share data)
                                              June 30,         December 31,
                                                2004               2003
                                             (unaudited)
      Assets
         Investments
            Fixed maturities, at fair
             value (amortized cost:
             2004-$4,060; 2003-$3,669)           $4,211             $3,925
            Equity securities, at fair
             value (cost: 2004-$2,527;
             2003-$2,487)                         7,871              8,524
            Other invested assets                    35                 36
         Cash                                       285                 91
         Investment income receivable               102                 99
         Finance receivable                          93                 81
         Premiums receivable                      1,149              1,060
         Reinsurance receivable                     655                617
         Prepaid reinsurance premiums                14                 13
         Deferred policy acquisition costs          397                372
         Property and equipment, net, for
          company use (accumulated
          depreciation: 2004-$196; 2003-$181)       134                136
         Other assets                               125                 92
         Separate accounts                          459                463
            Total assets                        $15,530            $15,509

      Liabilities
         Insurance reserves
            Losses and loss expense              $3,523             $3,415
            Life policy reserves                  1,098              1,025
         Unearned premiums                        1,546              1,446
         Other liabilities                          432                404
         Deferred income tax                      1,857              1,949
         Notes payable                               92                183
         6.9% senior debenture due 2028             420                420
         Separate accounts                          459                463
            Total liabilities                     9,427              9,305

      Shareholders' equity
         Common stock, par value-$2 per
          share; authorized 200 million
          shares; issued: 2004-185 million
          shares, 2003-176 million shares           370                352
         Paid-in capital                            651                306
         Retained earnings                        1,836              1,986
         Accumulated other comprehensive
          income-unrealized gains on
          investments and derivatives             3,778              4,084
         Treasury stock at cost (2004-17
          million shares, 2003-16 million shares)  (532)              (524)
            Total shareholders' equity            6,103              6,204
            Total liabilities and
             shareholders' equity               $15,530            $15,509


                         Cincinnati Financial Corporation
                         Consolidated Statements of Income

       (In millions except per share data)
                                               Six Months Ended June 30,
                                                2004              2003
                                                     (unaudited)
      Revenues
       Earned premiums
          Property casualty                     $1,432            $1,286
          Life                                      52                44
        Investment income, net of expenses         241               230
        Realized investment gains and losses        62               (59)
        Other income                                 6                 4
         Total revenues                          1,793             1,505

      Benefits and expenses
        Insurance losses and policyholder
         benefits                                  899               942
        Commissions                                311               259
        Other operating expenses                   129               110
        Taxes, licenses and fees                    40                29
        Increase in deferred policy
         acquisition costs                         (24)              (31)
        Interest expense                            17                17
        Other expenses                               6                 7
         Total benefits and expenses             1,378             1,333
      Income before income taxes                   415               172

      Provision (benefit) for income
       taxes
        Current                                     42                44
        Deferred                                    72               (13)
         Total provision (benefit) for
          income taxes                             114                31

      Net income                                  $301              $141

      Per common share
        Net income - basic                       $1.79             $0.84
        Net income - diluted                     $1.77             $0.83

     Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. In the second quarters of 2004 and 2003, net income would have been reduced by less than 2 cents per share, if option expense, calculated using the binomial option-pricing model, were included as an expense.


                   Definitions of Non-GAAP Information and
                  Reconciliation to Comparable GAAP Measures


    Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

    Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas - property casualty insurance, life insurance and investments - where analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events unrelated to business performance that distort short-term results; involve values that fluctuate based on events outside of management's control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.


    Operating income: Operating income (also described as net income before realized investment gains and losses) is calculated by excluding net realized investment gains and losses from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company's insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management's discretion and is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not be indicative of the performance of ongoing underlying business operations in that period.

    For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on operating income in their analyses. The company presents operating income so all investors have what management believes to be a useful supplement to GAAP information.


    Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, certain data also must be calculated according to statutory accounting rules as defined in the NAIC's Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available and used by various organizations to calculate aggregate industry data, study industry trends and make comparisons between various insurance companies.


    Written premium: Under statutory accounting rules, written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.


    Written premium adjustment - statutory basis only: In 2002, the company refined its estimation process for matching written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when evaluating trends in written premiums and statutory ratios that make use of written premiums.


    One-time charges or adjustments: Management analyzes results excluding the impact of one-time items.

     * In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.
     * In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.
     * In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium bank-owned life insurance (BOLI) policy booked at the end of 1999 that was segregated as a Separate Account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company's consolidated financials.


    Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when evaluating written premiums and statutory ratios that make use of written premiums.


    Life insurance gross written premiums: In analyzing life insurance company gross written premiums, management excludes three larger, single-pay life insurance policies (BOLIs) to focus on the trend in premiums written through the agency distribution channel.



                Cincinnati Financial Corporation and Subsidiaries
                       Quarterly Net Income Reconciliation

      (In millions except per share data)
                                            Three months ended
                               12/31/2004  9/30/2004  6/30/2004      3/31/2004

         Net income                                      $155             $146
         One-time item                                      0                0
         Net income before
          one-time item                                  $155             $146
         Net realized investment
          gains and losses                                 36                4
         Operating income before
          one-time item                                  $119             $142
         Less catastrophe losses                           30                0
         Operating income before
          catastrophe losses and
          one-time item                                  $149             $142

      Diluted per share data
         Net income                                     $0.91            $0.86
         One-time item                                   0.00             0.00
         Net income before
          one-time item                                 $0.91            $0.86
         Net realized investment
          gains and losses                               0.21             0.03
         Operating income before
          one-time item                                 $0.70            $0.83
         Less catastrophe losses                        (0.18)            0.00
         Operating income before
          catastrophe losses and
          one-time item                                 $0.88            $0.83


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.



                Cincinnati Financial Corporation and Subsidiaries
                       Quarterly Net Income Reconciliation

      (In millions except per share data)
                                                Three months ended
                                   12/31/2003  9/30/2003  6/30/2003  3/31/2003

         Net income                    $130       $104        $84        $57
         One-time item                    0         15          0          0
         Net income before
          one-time item                $130        $89        $84        $57
         Net realized investment
          gains and losses                2         10          1        (40)
         Operating income before
          one-time item                $128        $79        $83        $97
         Less catastrophe losses          4         27         30          2
         Operating income before
          catastrophe losses and
          one-time item                $132       $106       $113        $99

      Diluted per share data
         Net income                   $0.76      $0.61      $0.50      $0.33
         One-time item                 0.00       0.09       0.00       0.00
         Net income before
          one-time item               $0.76      $0.52      $0.50      $0.33
         Net realized investment
          gains and losses             0.01       0.06       0.01      (0.24)
         Operating income before
          one-time item               $0.75      $0.46      $0.49      $0.57
         Less catastrophe losses      (0.03)     (0.16)     (0.18)     (0.01)
         Operating income before
          catastrophe losses and
          one-time item               $0.78      $0.62      $0.67      $0.58


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.



                Cincinnati Financial Corporation and Subsidiaries
                       Quarterly Net Income Reconciliation

      (In millions except per share data)
                             Six months       Nine months      Twelve months
                                ended            ended             ended
                           6/30/04 6/30/03  9/30/04 9/30/03  12/31/04 12/31/03
         Net income           $301    $141            $245               $374
         One-time item           0       0              15                 15
         Net income before
          one-time item       $301    $141            $230               $359
         Net realized
          investment gains
          and losses            40     (39)            (29)               (27)
         Operating income
          before one-time
          item                $261    $180            $259               $386
         Less catastrophe
          losses                30      32              59                 63
         Operating income
          before
          catastrophe
          losses and
          one-time item       $291    $212            $318               $449

      Diluted per share data
         Net income          $1.77   $0.83           $1.44              $2.21
         One-time item        0.00    0.00            0.09              $0.09
         Net income before
          one-time item       1.77   $0.83           $1.35              $2.12
         Net realized
          investment gains
          and losses         $0.24   (0.23)          (0.17)             (0.16)
         Operating income
          before one-time
          item                1.53   $1.06           $1.52              $2.28
         Less catastrophe
          losses            $(0.18)  (0.19)          (0.35)             (0.37)
         Operating income
          before
          catastrophe
          losses and
          one-time item      $1.71   $1.25           $1.87              $2.65


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.



                            Cincinnati Insurance Group
                 Quarterly Property Casualty Data - Consolidated

      (Dollars in millions)
                                               Three months ended
                                    12/31/2004 9/30/2004 6/30/2004 3/31/2004
      Premiums
         Adjusted written premiums
          (statutory)                                      $761         $767
         Written premium adjustment
           statutory only                                  (27)          23
         Reported written premiums
          (statutory)*                                     $734         $790
         Unearned premiums change                           (17)         (74)
         Earned premiums                                   $717         $716

      Statutory combined ratio
         Reported statutory combined
          ratio*                                           91.2%        85.1%
         Written premium adjustment
           statutory only                                   NM           NM
         One-time item                                      0.0          0.0
         Adjusted statutory combined
          ratio                                            91.2%        85.1%
         Less catastrophe losses                            6.5          0.1
         Adjusted statutory combined
          ratio excluding catastrophe
          losses                                           84.7%        85.0%

         Reported commission expense
          ratio*                                           18.9%        18.3%
         Written premium adjustment
           statutory only                                   NM           NM
         One-time item                                      0.0          0.0
         Adjusted commission expense
          ratio                                            18.9%        18.3%

         Reported other expense
          ratio*                                           10.8%         9.3%
         Written premium adjustment
           statutory only                                   NM           NM
         One-time item                                      0.0          0.0
         Adjusted other expense ratio                      10.8%         9.3%

         Reported statutory expense
          ratio*                                           29.7%        27.6%
         Written premium adjustment
           statutory only                                   NM           NM
         One-time item                                      0.0          0.0
         Adjusted statutory expense
          ratio                                            29.7%        27.6%

      GAAP combined ratio
           GAAP combined ratio                             91.9%        87.1%
           One-time item                                    0.0          0.0
           GAAP combined ratio
            before one-time item                           91.9%        87.1%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



                            Cincinnati Insurance Group
                 Quarterly Property Casualty Data - Consolidated

      (Dollars in millions)
                                               Three months ended
                                  12/31/2003  9/30/2003  6/30/2003   3/31/2003
      Premiums
         Adjusted written
          premiums
          (statutory)                   $698       $714       $707       $667
         Written premium
          adjustment
          statutory only                 (19)         9         19         20
         Reported written premiums
          (statutory)*                  $679       $723       $726       $687
         Unearned premiums change         11        (45)       (70)       (58)
         Earned premiums                $690       $678       $656       $629

      Statutory combined ratio
         Reported statutory
          combined ratio*               89.8%      96.3%      98.4%      92.8%
         Written premium
          adjustment
          statutory only                  NM         NM         NM         NM
         One-time item                   0.0        3.1        0.0        0.0
         Adjusted statutory
          combined ratio                89.8%      99.4%      98.4%      92.8%
         Less catastrophe losses         1.0        6.1        7.1        0.4
         Adjusted statutory
          combined ratio
          excluding catastrophe
          losses                        88.8%      93.3%      91.3%      92.4%

         Reported commission
          expense ratio*                18.8%      18.5%      17.0%      16.4%
         Written premium
          adjustment
          statutory only                  NM         NM         NM         NM
         One-time item                   0.0        0.0        0.0        0.0
         Adjusted commission
          expense ratio                 18.8%      18.5%      17.0%      16.4%

         Reported other expense
          ratio*                        10.9%       6.5%       8.2%      10.0%
         Written premium
          adjustment
          statutory only                  NM         NM         NM         NM
         One-time item                   0.0        3.1        0.0        0.0
         Adjusted other expense
          ratio                         10.9%       9.6%       8.2%      10.0%

         Reported statutory
          expense ratio*                29.7%      25.0%      25.2%      26.4%
         Written premium
          adjustment
          statutory only                  NM         NM         NM         NM
         One-time item                   0.0        3.1        0.0        0.0
         Adjusted statutory
          expense ratio                 29.7%      28.1%      25.2%      26.4%

      GAAP combined ratio
         GAAP combined ratio            89.1%      96.6%      98.4%      95.1%
         One-time item                   0.0        3.4        0.0        0.0
         GAAP combined ratio
          before one-time item          89.1%     100.0%      98.4%      95.1%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



                            Cincinnati Insurance Group
                 Quarterly Property Casualty Data - Consolidated

      (Dollars in millions)
                             Six months       Nine months      Twelve months
                                ended            ended             ended
                           6/30/04 6/30/03  9/30/04 9/30/03  12/31/04 12/31/03
      Premiums
         Adjusted
          written
          premiums
          (statutory)       $1,528  $1,374           $2,090            $2,789
         Written premium
          adjustment
          statutory only        (4)     39               46                26
         Reported
          written
          premiums
          (statutory)*      $1,524  $1,413           $2,136            $2,815
         Unearned
          premiums
          change               (92)   (128)            (173)             (162)
         Earned premiums    $1,432  $1,286           $1,963            $2,653

      Statutory combined
       ratio
         Reported
          statutory
          combined
          ratio*              88.1%   95.7%            96.0%             94.2%
         Written premium
          adjustment
          statutory only        NM      NM               NM                NM
         One-time item         0.0     0.0              1.0               0.8
         Adjusted
          statutory
          combined ratio      88.1%   95.7%            97.0%             95.0%
         Less
          catastrophe
          losses               3.3     3.8              4.6               3.6
         Adjusted
          statutory
          combined ratio
          excluding
          catastrophe
          losses              84.8%   91.9%            92.4%             91.4%

         Reported
          commission
          expense ratio*      18.6%   16.7%            17.3%             17.6%
         Written premium
          adjustment
          statutory only        NM      NM               NM                NM
         One-time item         0.0     0.0              0.0               0.0
         Adjusted
          commission
          expense ratio       18.6%   16.7%            17.3%             17.6%

         Reported other
          expense ratio*      10.0%    9.0%             8.1%              8.9%
         Written premium
          adjustment
          statutory only        NM      NM               NM                NM
         One-time item         0.0     0.0              1.0               0.8
         Adjusted other
          expense ratio       10.0%    9.0%             9.1%              9.7%

         Reported
          statutory
          expense ratio*      28.6%   25.7%            25.5%             26.5%
         Written premium
          adjustment
          statutory only        NM      NM               NM                NM
         One-time item         0.0     0.0              1.0               0.8
         Adjusted
          statutory
          expense ratio       28.6%   25.7%            26.5%             27.3%

      GAAP combined
          ratio
         GAAP combined
          ratio               89.5%   96.8%            96.7%             94.7%
         One-time item         0.0     0.0              1.2               0.8
         GAAP combined
          ratio before
          one-time item       89.5%   96.8%            97.9%             95.5%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



                             Cincinnati Insurance Group
                Quarterly Property Casualty Data - Commercial Lines

      (Dollars in millions)
                                            Three months ended
                               12/31/2004  9/30/2004  6/30/2004      3/31/2004
      Premiums
         Adjusted written
          premiums (statutory)                          $537             $587
         Written premium
          adjustment
          statutory only                                 (25)              23
         Reported written
          premiums
          (statutory)*                                  $512             $610
         Unearned premiums
          change                                           8              (91)
         Earned premiums                                $520             $519

      Statutory combined ratio
         Reported statutory
          combined ratio*                               84.1%            80.3%
         Written premium
          adjustment
          statutory only                                  NM               NM
         One-time item                                   0.0              0.0
         Adjusted statutory
          combined ratio                                84.1%            80.3%
         Less catastrophe
          losses                                         3.0              0.2
         Adjusted statutory
          combined
          ratio excluding
          catastrophe losses                            81.1%            80.1%

      GAAP combined ratio
         GAAP combined ratio                            84.4%            82.6%
         One-time item                                   0.0              0.0
         GAAP combined ratio
          before one-time
          item                                          84.4%            82.6%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



                             Cincinnati Insurance Group
                Quarterly Property Casualty Data - Commercial Lines

       (Dollars in millions)
                                                  Three months ended
                                      12/31/2003 9/30/2003 6/30/2003 3/31/2003
       Premiums
          Adjusted written premiums
           (statutory)                     $507     $499     $495      $506
          Written premium adjustment
            statutory only                 (16)       8       12        20
          Reported written premiums
           (statutory)*                    $491     $507     $507      $526
          Unearned premiums change            7      (19)     (35)      (76)
          Earned premiums                  $498     $488     $472      $450

       Statutory combined ratio
          Reported statutory combined
           ratio*                          89.7%    91.9%    91.9%     90.3%
          Written premium adjustment
            statutory only                  NM       NM       NM        NM
          One-time item                     0.0      2.9      0.0       0.0
          Adjusted statutory combined
           ratio                           89.7%    94.7%    91.9%     90.3%
          Less catastrophe losses           2.9      2.0      2.9       1.0
          Adjusted statutory combined
           ratio excluding
           catastrophe losses              86.8%    92.7%    89.0%     89.3%
       GAAP combined ratio
          GAAP combined ratio              88.5%    92.1%    91.4%     93.2%
          One-time item                     0.0      2.9      0.0       0.0
          GAAP combined ratio before
           one-time item                   88.5%    95.0%    91.4%     93.2%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



                             Cincinnati Insurance Group
                Quarterly Property Casualty Data - Commercial Lines

      (Dollars in millions)
                                Six months     Nine months     Twelve months
                                  ended           ended            ended
                             6/30/04 6/30/03 9/30/04 9/30/03 12/31/04 12/31/03
      Premiums
         Adjusted written
          premiums
          (statutory)         $1,124  $1,001          $1,502           $2,009
         Written premium
          adjustment
          statutory only          (2)     32              38               22
         Reported written
          premiums
         (statutory)*         $1,122  $1,033          $1,540           $2,031
         Unearned premiums
          change                 (84)   (111)           (130)            (123)
         Earned premiums      $1,038    $922          $1,410           $1,908

      Statutory combined ratio
         Reported statutory
          combined ratio*       82.0%   91.1%           91.4%            90.9%
         Written premium
          adjustment
          statutory only          NM      NM              NM               NM
         One-time item           0.0     0.0             0.9              0.7
         Adjusted statutory
          combined ratio        82.0%   91.1%           92.3%            91.6%
         Less catastrophe
          losses                 1.6     2.0             2.0              2.2
         Adjusted statutory
          combined ratio
          excluding catastrophe
          losses                80.4%   89.1%           90.3%            89.4%

      GAAP combined ratio
         GAAP combined ratio    83.5%   92.3%           92.2%            91.2%
         One-time item           0.0     0.0             1.0              0.8
         GAAP combined ratio
          before one-time item  83.5%   92.3%           93.2%            92.0%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



                           Cincinnati Insurance Group
                Quarterly Property Casualty Data - Personal Lines

      (Dollars in millions)
                                            Three months ended
                               12/31/2004  9/30/2004  6/30/2004      3/31/2004
      Premiums
         Adjusted written
          premiums
          (statutory)                                      $224         $180
         Written premium
          adjustment --
          statutory only                                    (2)           0
         Reported written
          premiums
          (statutory)*                                     $222         $180
         Unearned premiums
          change                                            (25)          17
         Earned premiums                                   $197         $197

      Statutory combined ratio
         Reported statutory
          combined
          ratio*                                          110.1%        98.7%
         Written premium
          adjustment --
          statutory only                                     NM           NM
         One-time item                                      0.0          0.0
         Adjusted statutory
          combined ratio                                  110.1%        98.7%
         Less catastrophe
          losses                                           15.7         (0.2)
         Adjusted statutory
          combined ratio
          excluding
          catastrophe losses                               94.4%        98.9%

      GAAP combined ratio
         GAAP combined ratio                              111.6%        98.8%
         One-time item                                      0.0          0.0
         GAAP combined ratio
          before one-time
          item                                            111.6%        98.8%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



                           Cincinnati Insurance Group
                Quarterly Property Casualty Data - Personal Lines

       (Dollars in millions)
                                                  Three months ended
                                      12/31/2003 9/30/2003 6/30/2003 3/31/2003
       Premiums
          Adjusted written premiums
           (statutory)                    $191      $215      $212     $161
          Written premium
           adjustment --
           statutory only                   (3)        1         7        0
          Reported written premiums
           (statutory)*                   $188      $216      $219     $161
          Unearned premiums change           4       (26)      (35)      18
          Earned premiums                 $192      $190      $184     $179

       Statutory combined ratio
          Reported statutory combined
           ratio*                         90.0%    108.1%    115.2%    99.5%
          Written premium
           adjustment --
           statutory only                   NM        NM        NM       NM
          One-time item                    0.0       3.8       0.0      0.0
          Adjusted statutory
           combined ratio                 90.0%    111.9%    115.2%    99.5%
          Less catastrophe losses         (3.9)     16.6      17.8     (1.3)
          Adjusted statutory combined
           ratio excluding
           catastrophe losses             93.9%     95.3%     97.4%   100.8%
       GAAP combined ratio
          GAAP combined ratio             90.7%    108.4%    116.1%    99.9%
          One-time item                    0.0       4.3       0.0      0.0
          GAAP combined ratio before
           one-time item                  90.7%    112.7%    116.1%    99.9%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



                           Cincinnati Insurance Group
                Quarterly Property Casualty Data - Personal Lines

           (Dollars in millions)
                                Six months     Nine months     Twelve months
                                  ended           ended            ended
                             6/30/04 6/30/03 9/30/04 9/30/03 12/31/04 12/31/03
      Premiums
         Adjusted written
          premiums (statutory)  $404    $373           $588              $780
         Written premium
          adjustment --
          statutory only          (2)      7              8                 4
         Reported written
          premiums
          (statutory)*          $402    $380           $596              $784
         Unearned premiums
          change                  (8)    (16)           (43)              (39)
         Earned premiums        $394    $364           $553              $745

      Statutory combined ratio
         Reported statutory
          combined ratio*      104.3%  107.2%         107.5%            102.9%
         Written premium
          adjustment --
          statutory only          NM      NM             NM                NM
         One-time item           0.0     0.0            1.3               1.0
         Adjusted statutory
          combined ratio       104.3%  107.2%         108.8%            103.9%
         Less catastrophe
          losses                 7.8     8.4           11.2               7.3
         Adjusted statutory
          combined ratio
          excluding
          catastrophe
          losses                96.5%   98.8%          97.6%             96.6%

      GAAP combined ratio
         GAAP combined ratio   105.2%  108.1%         108.2%            103.6%
         One-time item           0.0     0.0            1.5               1.1
         GAAP combined ratio
          before one-time
          item                 105.2%  108.1%         109.7%            104.7%


    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


     NM - Not meaningful

     * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



SOURCE  Cincinnati Financial Corporation
    -0-                             07/22/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5236, or Media, Joan
O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation/
    /Web site:  http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  ERN CCA MAV